Exhibit (d)(1)
CARDIOME PHARMA CORP.
AMENDED INCENTIVE STOCK OPTION PLAN
Approved by the Board of Directors on
January 30, 2001, as amended on April 17, 2002, April 19, 2004, May 10, 2005, May 12, 2006, September 18, 2006, May 12, 2007 and July 27, 2007.
Approved by the Shareholders on
May 28, 2001, as amended on May 27, 2002, May 25, 2004, June 6, 2005, June 12, 2006 and September 5, 2007.

SECTION 1- GENERAL PROVISIONS
1.1	Interpretation
(a)	For the purpose of this Plan, the following terms shall have the following meanings:

“Administrative Guidelines” means the administrative guidelines relating to the Plan, which may include guidelines regarding the terms, limitations, restrictions and conditions for the grant of Options, as may be approved by the Board or an authorized committee of the Board from time to time;

“Administrator” means, initially, the secretary of the Corporation and thereafter shall mean such director, officer or employee of the Corporation as may be designated from time to time, as Administrator by the Board or an authorized committee of the Board;

“Associate” has the meaning ascribed to that term under section 1 of the Securities Act (Ontario);

“Board” means the board of directors of the Corporation;

“Certificate” means a certificate evidencing an Option, in the form set out as Schedule “A” hereto, or in such form as may be approved by the Board at the time of the grant of the Option;

“Common Shares” means the common shares without par value of the Corporation as currently constituted;

“Corporation” means Cardiome Pharma Corp.;

“Consultant” means an individual (including an individual whose services are contracted through a personal holding corporation) with whom the Corporation or any of its Subsidiary Companies has a contract for services who is approved for participation in the Plan by the Board and for whom there exists an exemption from applicable prospectus requirements permitting the granting of an Option;

“Dependent Contractor” means an individual (including an individual whose services are contracted through a personal holding corporation) with whom the Corporation has a contract for services, under which contract the Corporation maintains the same control and direction over the details and methods of work as it would for an employee of the Corporation, but for which individual income tax deductions are not made at source;

“Effective Amendment Date” means July 27, 2007;

“Effective Date” means January 30, 2001;

“Eligible Person” means, subject to all applicable laws, any director, officer, employee (whether part-time or full-time), Dependent Contractor or Consultant of the Corporation or any of its Subsidiary Companies;

“Exercise Notice” means the notice respecting the exercise of an Option, in the form set out as Schedule “B” hereto, duly executed by the Option Holder;

“Insider” means:
(i)	an insider as defined under section 1(1) of the Securities Act (Ontario), other than a director or senior officer of a “subsidiary” or “affiliate” (within the meaning of those terms as used in the Securities Act (Ontario) of the Corporation unless such director or senior officer (x) in the ordinary course receives or has access to information as “material facts” or “material changes” (within the meaning of those expressions as used in the Securities Act (Ontario)) concerning the Corporation before the material facts or material changes are generally disclosed: (y) is a director or senior officer of a “major subsidiary” (within the meaning of that expression found in National Instrument 55-101) of the Corporation; or (z) is an insider of the Corporation in a capacity other than as a director or senior officer of the subsidiary or affiliate;

(ii)	an Associate or affiliate of any person who is an insider by virtue of (i) above.
“Option” means an option to purchase Common Shares granted to an Eligible Person pursuant to the terms of the Plan;
“Outstanding Issue” is determined on the basis of the number of Common Shares that are outstanding (on a non-diluted basis) immediately prior to the share issuance or grant of Option in question, excluding Common Shares issued pursuant to Share Compensation Arrangements over the preceding one year period;
“Participant” means Eligible Persons to whom Options have been granted;
“Personal Representative” means:
(i)	in the case of a deceased Participant, the executor or administrator of the deceased duly appointed by a court or public authority having jurisdiction to do so; and

(ii)	in the case of a Participant who for any reason is unable to manage his or her affairs, the person entitled by law to act on behalf of such Participant;
“Plan” means this Stock Option Plan of the Corporation;
“Share Compensation Arrangement” means any share based compensation arrangement, including:

(i)	stock option plans for the benefit of employees, Insiders, service providers (a person or company engaged by the Corporation to provide services for an initial, renewable or extended period of twelve months or more) or any one of such groups;

(ii)	individual stock options granted to employees, service providers or Insiders if not granted pursuant to a plan previously approved by the Corporation’s security holders;

(iii)	stock purchase plans where the Corporation provides financial assistance or where the Corporation matches the whole or a portion of the securities being purchased;

(iv)	stock appreciation rights involving issuances of securities from treasury;

(v)	any other compensation or incentive mechanism involving the issuance or potential issuances of securities of the Corporation; and

(vi)	security purchases from treasury by an employee, Insider or service provider which is financially assisted by the Corporation by any means whatsoever.
For greater certainty, arrangements which do not involve the issuance or potential issuance from treasury of securities of the Corporation are not Share Compensation Arrangements.
“Subsidiary Companies” has the meaning ascribed to it under section 1 of the Securities Act (Ontario); and
“Termination Date” means the date on which a Participant ceases to be an Eligible Person.
(b)	Words importing the singular number only shall include the plural and vice versa and words importing the masculine shall include the feminine.

(c)	This Plan is established under and the provisions of the Plan shall be interpreted and construed in accordance with the laws of British Columbia.

(d)	This Plan has been amended and restated with effect from the Effective Amendment Date.
1.2	Purpose
The purpose of the Plan is to advance the interests of the Corporation by (i) providing Eligible Persons with additional incentive, (ii) encouraging stock ownership by such Eligible Persons, (iii) increasing the proprietary interest of Eligible Persons in the success of the Corporation, (iv) encouraging the Eligible Person to remain with the Corporation or its Subsidiary Companies, and (v) attracting new Eligible Persons.

1.3	Administration
(a)	This Plan shall be administered by the Board or a committee of the Board duly authorized for this purpose by the Board and consisting of not less than three directors. If a committee is authorized for this purpose, all references to the Board will be deemed to be references to the committee.

(b)	Subject to the limitations of the Plan, the Board shall have the authority:
(i)	to grant Options to purchase Common Shares to Eligible Persons;

(ii)	to determine the terms, limitations, restrictions and conditions respecting such grants;

(iii)	to interpret the Plan and to adopt, amend and rescind such Administrative Guidelines and other rules and regulations relating to the Plan as it shall from time to time deem advisable;

(iv)	to construe and interpret the Plan and the Options granted thereunder;

(v)	to establish the sub-plans, procedures or guidelines for the grant of Options to Eligible Persons working outside of Canada; and

(vi)	to make all other determinations and to take all other actions in connection with the implementation and administration of the Plan including, without limitation, for the purpose of ensuring compliance with section 1.7 hereof, as it may deem necessary or advisable.
(c)	Subject to the limitations of the Plan, the Administrative Guidelines and other rules and regulations relating to the Plan and sub-plans, procedures or guidelines for the grant of Options to Eligible Persons working outside of Canada or to comply with the provisions of the laws of any country in which the Corporation or its Subsidiary Companies may operate and interpretations and other determinations in respect of the Plan adopted or made from time to time by the Board, the Chief Executive Officer of the Corporation, provided that he or she at such time is a director of the Corporation, shall have the authority:
(i)	to grant Options to purchase Common Shares to employees of the Corporation or any of its Subsidiary Companies (whether part-time or full-time); and

(ii)	to determine the terms, limitations, restrictions and conditions respecting such grants.
Any action taken by the Chief Executive Officer within the scope of his or her delegation shall be deemed for all purposes to have been taken by the Board.
(d)	The interpretation by the Board or an authorized committee of the Board of any of the provisions of the Plan and any determination by it pursuant thereto shall be final and conclusive and shall be binding on all Participants, the Corporation and its Subsidiary Companies, any shareholder and all other persons, and shall not be subject to any dispute by any Participant. No member of the Board or any person acting pursuant to authority delegated by the Board hereunder shall be liable for any action or determination in connection with the Plan made or taken in good faith and each member of the Board and each such person shall be entitled to indemnification with respect to any such action or determination in the manner provided for by the Corporation.
1.4	Shares Reserved
(a)	The maximum number of Common Shares that may be issued under this Plan from and after the Effective Amendment Date is 7,000,000 Common Shares, subject to adjustment as provided hereunder, provided that the number of Common Shares that may be issued under this Plan from and after the Effective Amendment Date will be increased annually, at the end of each fiscal year of the Corporation by an amount equal to the lesser of (i) 11.02% of the Corporation’s outstanding Common Shares as at the last day of such fiscal year of the Corporation and (ii) the number of Common Shares issued upon exercise of any Options after the Effective Amendment Date during such fiscal year.

(b)	The maximum number of Common Shares which may be issued under this Plan as ISOs (as defined in section 2.4 of this Plan) shall be 2,875,000 Common Shares.

(c)	The maximum number of Common Shares which may be reserved for issuance under Options to any one person at any time under this Plan shall be 5% of the Outstanding Issue.

(d)	Any Common Shares subject to an Option which for any reason is cancelled or terminated without having been exercised, shall again be available for grant under the Plan. No fractional shares shall be issued. Reference should be made to section 1.9(d) for the manner in which fractional share value shall be treated.

(e)	If there is a change in the outstanding Common Shares by reason of any stock dividend or any recapitalization, amalgamation, subdivision, consolidation, combination or exchange of shares, or other corporate change, the Board shall make, subject to the prior approval of the relevant stock exchanges, appropriate substitution or adjustment in:
(i)	the number or kind of shares or other securities reserved for issuance pursuant to the Plan; and

(ii)	the number and kind of shares subject to unexercised Options theretofore granted and in the option exercise price of such shares, provided, however, that no substitution or adjustment shall obligate the Corporation to issue or sell fractional shares. If the Corporation is reorganized, amalgamated with another corporation or consolidated, the Board shall make such provisions for the protection of the rights of Participants as the Board in its discretion deems appropriate.
1.5	Limits with respect to Insiders
(a)	The number of securities issuable to Insiders, at any time, under all Share Compensation Arrangements, including securities currently under grant (including outstanding options), and securities available to be granted to Insiders under all Share Compensation Arrangements, shall not exceed 10% of the Corporation’s total issued and outstanding securities.

(b)	The number of securities issued to Insiders under all Share Compensation Arrangements within a one year period shall not exceed 10% of the Corporation’s total issued and outstanding securities.

(c)	The maximum number of Common Shares which may be issued to any one Insider under the Plan within a one year period shall be 5% of the Outstanding Issue.

(d)	The maximum number of Common Shares which may be reserved for issuance under Options granted to non-employee directors of the Company under the Plan shall be 0.9% of the Outstanding Issue.
1.6	Amendment and Termination
(a)	This Plan will terminate on a date as the Board may determine (without prejudice to Options granted prior to the termination of this Plan).

(b)	Subject to section 1.6(c), the Board will have the right at any time and from time to time, to amend any of the provisions of this Plan or any Option in any manner without consent or approval from any Participant or shareholder of the Corporation (provided that no such amendment may be made that will materially prejudice the rights of any Participant under any Option previously granted to the Participant without consent by such Participant), including without limitation:
(i)	to make any amendment of a typographical, grammatical, clerical or administrative nature or clarification correcting or rectifying any ambiguity, immaterial inconsistency, defective provision, mistake, or error or omission in this Plan;

(ii)	to change the provisions relating to the manner of exercise of Options, including changing or adding any form of financial assistance provided by the Corporation, or if this Plan has a fixed number of securities issuable, adding provisions relating to a cashless exercise which provides for a full deduction of the underlying Common Shares from the maximum number reserved for issuance under this Plan;

(iii)	to change the terms, conditions and mechanics of grant, vesting, exercise and early expiry of Options, provided that no such change may extend an outstanding Option’s expiry date;

(iv)	to change the provisions for termination of Options so long as the change does not permit the Corporation to grant an Option with an expiry date of more than 5 years or extend an outstanding Option’s expiry date;

(v)	to make any addition to, deletion from or alteration of the provisions of this Plan that are necessary to comply with applicable law or the requirements of any regulatory or governmental agency or applicable stock exchange and to avoid unanticipated consequences deemed by the Board to be inconsistent with the purpose of the Plan; and

(vi)	to change the transferability of Options (other than ISOs as defined in Section 2.4) to permit a transfer or assignment to a spouse or other family member, an entity controlled by the Participant or spouse or family member, an RRSP or RRIF of the Participant, spouse or family member, a trustee, custodian or administrator acting on behalf of, or for the benefit of, the Participant, spouse or family member, any person recognized as a permitted assign in such circumstances in securities or stock exchange regulatory provisions, or for estate planning or estate settlement purposes.
(c)	Notwithstanding any provisions to the contrary, the Board may not, without approval by the affirmative vote of not less than a majority of the votes cast by the shareholders of the Corporation voting in person or by proxy at an annual or special meeting of the holders of such Common Shares (excluding, to the extent required pursuant to any applicable rules or regulations of any stock exchange on which the Common Shares are listed, votes of securities held directly or indirectly by Insiders benefiting from the amendment), amend this Plan or any Option to:
(i)	increase the number Common Shares that can be issued under this Plan, including an increase to the fixed maximum number of securities issuable under this Plan, either as a fixed number or a fixed percentage of the Corporation’s total issued and outstanding securities;

(ii)	reduce the exercise price or purchase price of an outstanding Option (including a cancellation of an outstanding Option for the purpose of exchange for reissuance at a lower exercise price to the same person);

(iii)	extend the expiry date of an Option (except for an extension to the expiry date of an Option to a date not later than the tenth business day after the last day of a Black Out Period if the Option expires during or within 10 business days after a Black Out Period) or amend this Plan to permit the grant of an Option with an expiry date of more than 5 years from the day the Option is granted;

(iv)	if at any time the Plan is amended to exclude participation by non-employee directors or to include limits on participation by non-employee directors, expand the class of Eligible Persons under this Plan that would permit the introduction or re-introduction of non-employee directors on a discretionary basis or an increase on limits previously imposed on non-employee director participation;

(v)	expand the transferability or assignability of Options (other than ISOs as defined in Section 2.4), other than an amendment that would permit transfer or assignment of an Option to a spouse, or other family member, an entity controlled by the Participant or spouse or family member, an RRSP or RRIF of the Participant, spouse or family member, a trustee, custodian or administrator acting on behalf of, or for the benefit of, the Participant, spouse or family member, any person recognized as a permitted assign in such circumstances in securities or stock exchange regulatory provisions, or for estate planning or estate settlement purposes;

(vi)	amend this Plan to increase any maximum limit of the number of securities that may be:
A.	issued to Insiders of the Corporation within any one year period, or

B.	issuable to Insiders of the Corporation at any time;
which may be specified in this Plan, when combined with all of the Corporation’s other Share Compensation Arrangements, to be in excess of 10% of the Corporation’s total issued and outstanding securities, respectively;

(vii)	if this Plan has a fixed maximum number of securities issuable, add any provision that allows for the exercise of Options without cash consideration, whether the Participant receives the intrinsic value in the form of securities from treasury or the intrinsic value in cash, which does not provide for a full deduction of the underlying Common Shares from the maximum number issuable under this Plan or, if this Plan does not have a fixed maximum number of securities issuable, add any provision that allows for the exercise of Options without cash consideration where a deduction may not be made for the number of Common Shares underlying the Options from this Plan reserve; and

(viii)	change the amendment provisions of this Plan;
provided that shareholder approval will not be required for increases or decreases or substitution or adjustment to the number or kind of shares or other securities reserved for issuance pursuant to this Plan or the number and kind of shares subject to unexercised options granted and in the option exercise price of such shares and the making of provisions for the protection of the rights of participants under this Plan in accordance with the section or sections of this Plan which provide for such increase, decrease, substitution, adjustments or provisions in respect of certain events, including any change in the outstanding Common Shares by reason of any stock dividend or any recapitalization, amalgamation, subdivision, consolidation, combination or exchange of shares, other corporate change or reorganization, amalgamation or consolidation of the Corporation, or for the amendment of such section or sections.

(d)	The full powers of the Board as provided for in this Plan will survive the termination of this Plan until all Options have been exercised in full or have otherwise expired. If this Plan is terminated, the provisions of this Plan and any Administrative Guidelines, and other rules and regulations adopted by the Board and in force at the time of termination of this Plan shall continue in effect during such time as an Option or any rights pursuant thereto remain outstanding.
1.7	Compliance with Legislation
The Plan, the grant and exercise of Options hereunder and the Corporation’s obligation to sell and deliver Common Shares upon exercise of Options shall be subject to all applicable federal, provincial and foreign laws, rules and regulations, the rules and regulation of any stock exchange on which the Common Shares are listed for trading and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel to the Corporation, be required. The Corporation shall not be obliged by any provision of the Plan or the grant of any Option hereunder to issue or sell Common Shares in violation of such laws, rules and regulations or any condition of such approvals. No Option shall be granted and no Common Shares issued or sold hereunder where such grant, issue or sale would require registration of the Plan or of Common Shares under the securities laws of any foreign jurisdiction and any purported grant of any Option or issue or sale of Common Shares hereunder in violation of this provision shall be void. In addition, the Corporation shall have no obligation to issue any Common Shares pursuant to the Plan unless such Common Shares shall have been duly listed, upon official notice of issuance, with all stock exchanges on which the Common Shares are listed for trading. Common Shares issued and sold to Participants pursuant to the exercise of Options may be subject to limitations on sale or resale under applicable securities laws and, if deemed necessary or expedient by the Board, the certificates representing the Common Shares issued upon the exercise of Options shall have a legend pertaining to such restriction.
1.8	Effective Date
This Plan will supersede and replace all previous stock option plans on the Effective Date. This Plan is subject to the approval of:
(a)	The Toronto Stock Exchange; and

(b)	if required by applicable federal, provincial and foreign laws, rules and regulations, the rules and regulation of any stock exchange on which the Common Shares are listed for trading or any regulatory or governmental agency, then the shareholders of the Corporation, given by the affirmative vote of a majority of the votes attached to the Common Shares of the Corporation entitled to vote and represented and voted at an annual or special meeting of the holders of such Common Shares held, among other things, to consider and approve the Plan, and until such approvals are obtained Options granted pursuant to the Plan shall not be exercisable.

1.9	Miscellaneous
(a)	Nothing contained herein shall prevent the Board from adopting other or additional compensation arrangements, subject to any required approval.

(b)	Nothing contained in the Plan nor in any Option granted thereunder shall be deemed to give any Participant any interest or title in or to any Common Shares of the Corporation or any rights as a shareholder of the Corporation or any other legal or equitable right against the Corporation whatsoever other than as set forth in the Plan and pursuant to the exercise of any Option.

(c)	The Plan does not give any Eligible Person the right or obligation to or to continue to serve as a director, officer, Consultant, Dependent Contractor or employee, as the case may be, of the Corporation or any of its Subsidiary Companies. The awarding of Options to any Eligible Person is a matter to be determined in the discretion of the Board or, subject to the provisions of section 1.3(c), the Chief Executive Officer of the Corporation. The Plan shall not in any way fetter, limit, obligate, restrict or constrain the Board with regard to the allotment or issue of any Common Shares or any other securities in the capital of the Corporation or any of its subsidiaries other than as specifically provided for in the Plan.

(d)	No fractional Common Shares shall be issued upon the exercise of Options and, accordingly, if a Participant would become entitled to a fractional Common Share upon the exercise of an Option, such Participant shall only have the right to purchase the next lowest whole number of Common Shares and no payment or other adjustment will be made with respect to the fractional interest so disregarded.

(e)	The grant of an Option shall be conditional upon the Eligible Person to whom the Option is granted completing, signing and delivering to the Corporation all documents as may be required by the regulatory authorities having jurisdiction.

(f)	The Board shall have the authority to adopt such sub-plans, procedures and guidelines as may be necessary or desirable to comply with provisions of the laws of any country in which the Corporation or its Subsidiary Companies may operate to assure the viability of the benefits from Options granted to Participants performing services in such country to meet the objectives of the Plan.
SECTION 2- OPTIONS
2.1	Grants and Eligibility
Options may be granted under this Plan to any Eligible Person. Subject to the provisions of the Plan, the Board (and, subject to the provisions of section 1.3(c), the Chief Executive Officer of the Corporation, at the time of the grant of any Options, in respect of Options granted under that section) shall have the authority to determine the limitation, restrictions and conditions, if any, in addition to or in variation of those set forth in section 2.3 hereof, applicable to the exercise of an Option, including, without limitation, the nature and duration of the restrictions, if any, to be imposed upon the exercise of the Option or the sale or other disposition of Common Shares acquired upon exercise of the Option, and the nature of the events, if any, and the duration of the period in which any Participant’s rights in respect of Common Shares acquired upon exercise of an Option may be forfeited, with the discretion in the Board to modify or rescind any limitations, restrictions or conditions applicable to the exercise of any Option (including, for greater certainty, Options granted pursuant to section 1.3(c)) in the event of certain corporate developments including but not limited to a take over bid, reorganization, merger, change in capital or amalgamation. An Eligible Person may receive Options on more than one occasion under the Plan and may receive separate Options on any one occasion.
2.2	Option Price
The Board (and, subject to the provisions of section 1.3(c), the Chief Executive Officer of the Corporation, in respect of Options granted under that section) shall establish the option exercise price at the time each Option is granted, which shall in all cases be not less than the closing price of the Common Shares on The Toronto Stock Exchange immediately preceding the date of grant.
2.3	Exercise of Options
(a)	Subject to section 2.3(h), Options granted must be exercised no later than 5 years after the date of grant or such lesser period as may be determined by the Board (or, in the case of Options granted under section 1.3(c), subject to the provisions of section 1.3(c), such lesser period as may be determined by the Chief Executive Officer of the Corporation at the time of grant of such Option).

(b)	Subject to the provisions of sections 2.2, 2.3(a) and 2.3(d), each Option may be exercised at such time or times as may be determined by the Board (or, in the case of Options granted under section 1.3(c), subject to the provisions of section 1.3(c), such lesser period as may be determined by the Chief Executive Officer of the Corporation at the time of grant of such Option), on such terms, conditions and limitations as the Board may from time to time determine (or, in the case of Options granted under section 1.3(c), subject to the provisions of section 1.3(c), the Chief Executive Officer of the Corporation may determine at the time of grant of such Option) with respect to each Option, which terms, conditions and limitations may (but need not), in the discretion of the Board (or, in the case of Options granted under section 1.3(c), subject to the provisions of section 1.3(c), the Chief Executive Officer of the Corporation as at the time of the grant of such Option), provide that the Option may not be exercised except in accordance with such limitations based on the passage of time after the date on which such Option is granted, the satisfaction of performance criteria relating generally to the Company or particularly to the Participant or the satisfaction of any other conditions (including any combination of the foregoing), and subject to such terms, conditions, limitations and provisos, as the Board may in its discretion determine (or, in the case of Options granted under section 1.3(c), subject to the provisions of section 1.3(c), the Chief Executive Officer of the Corporation may determine at the time of grant of such Option).

(c)	Without limiting the generality of section 2.3(b), the Board may, in its discretion, notwithstanding any limitations previously determined by the Board or the Chief

Executive Officer of the Corporation or previously required under the terms of this Plan for the right of a Participant to exercise any Option, allow any Participant under any Option to purchase all or any of the Common Shares then subject to such Option if the Board in its discretion determines to permit the Participant to exercise such Option in respect of such Common Shares.

(d)	An Option may be exercised only by the Participant or the Personal Representative of any Participant. An Option may be exercised, in whole or in part (subject to any applicable exercise restrictions), at any time or from time to time up to 4:00 p.m. (Vancouver time) on its expiry date by delivering to the Administrator an Exercise Notice, the applicable Certificate and a cheque or bank draft payable to the Corporation in an amount equal to the aggregate exercise price of the Shares to be purchased pursuant to the exercise of the Option.

(e)	As soon as practicable following the receipt of the Exercise Notice, the Administrator shall cause to be delivered to the Participant a certificate for the Shares so purchased. If the number of Shares so purchased is less than the number of Shares subject to the Certificate surrendered, the Administrator shall forward a new Certificate to the Participant concurrently with delivery of the aforesaid share certificate for the balance of the Shares available under the Option.

(f)	Subject to section 2.3(g)(ii), Options shall not be transferable or assignable, in whole or in part, except that an Option may be transferred by will or the laws of decent or distribution.

(g)	Subject to section 2.3(a) and except as otherwise determined by the Board (or, in the case of Options granted under section 1.3(c), subject to the provisions of section 1.3(c), the Chief Executive Officer of the Corporation may determine at the time of grant of such Option):
(i)	if a Participant ceases to be an Eligible Person for any reason whatsoever other than death, each Option held by the Participant will cease to be exercisable
A.	in the case of a Participant that was a director of the Corporation and has ceased to be an Eligible Person by virtue of such Participation ceasing for any reason other than death to be a director of the Corporation, twelve months after the date the Participant ceases to be a director of the Corporation, and

B.	in any other case 30 days after the Termination Date.
If any portion of an Option is not vested by the Termination Date, that portion of the Option may not under any circumstances be exercised by the Participant. Without limitation, and for greater certainty only, this provision will apply regardless of whether the Participant was dismissed with or without cause and regardless of whether the Participant received compensation in respect of dismissal or as entitled to a period of notice of termination which would otherwise have permitted a greater portion of the Option to vest with the Participant; and

(ii)	if a Participant dies prior to an Option held by the Participant ceasing to be exercisable, the legal representative of the Participant may exercise the Participant’s Options within twelve months after the date of the Participant’s death, but only to the extent the Options were by their terms exercisable on the date of death.
(h)	Notwithstanding anything to the contrary in the foregoing provisions, if the expiry of an Option pursuant to this Plan occurs during the Blackout Period or within 2 business days of a Blackout Period, the expiry date for the Option will be the tenth business day after the end of such Blackout Period, provided that the foregoing exception shall not apply to any ISO (as defined in Section 2.4).

As used herein, the following terms shall have the meanings indicated:
(i)	“Blackout Period” means any period during which a policy of the Corporation or any “affiliate” of the Corporation (within the meaning of that expression as used in the Securities Act (Ontario)) prohibits or prevents any Participant from trading Common Shares or exercising an Option; and

(ii)	“business day” means a day, other than Saturday, Sunday and any other day which is a statutory holiday in British Columbia or on which the Common Shares are not available for trading on the facilities of the Toronto Stock Exchange or through the Nasdaq Global Market.
2.4	U.S. Participants
Any Option granted under the Plan to a Participant who is a citizen or resident of the United States (including its territories, possessions and all areas subject to the jurisdiction) (a “U.S. Participant”) may be an incentive stock option (an “ISO”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, of the United States (the “Code”), but only if so designated by the Corporation in the agreement evidencing such Option. No provision of this Plan, as it may be applied to a U.S. Participant with respect to Options which are designated as ISOs, shall be construed so as to be inconsistent with any provision of Section 422 of the Code or the Treasury Regulations thereunder. Grants of Options to U.S. Participants which are not designated as or otherwise do not qualify as ISOs will be treated as nonstatutory stock options for U.S. federal tax purposes. Notwithstanding anything in this Plan contained to the contrary, the following provisions shall apply to ISOs granted to each U.S. Participant:
(a)	ISOs shall only be granted to individual U.S. Participants who are, at the time of grant, employees of the Corporation within the meaning of the Code. Any director of the Corporation who is a U.S. Participant shall be ineligible to vote upon the granting of such Option;

(b)	the aggregate fair market value (determined as of the time an ISO is granted) of the Common Shares subject to ISOs exercisable for the first time by a U.S.

Participant during any calendar year under this Plan and all other stock option plans, within the meaning of Section 422 of the Code, of the Corporation shall not exceed One Hundred Thousand Dollars in U.S. funds (U.S.$100,000);

(c)	the Option Price for Common Shares under each ISO granted to a U.S. Participant pursuant to this Plan shall be not less than fair market value of such Common Shares at the time the Option is granted, as determined in good faith by the directors at such time (unless such ISO is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code);

(d)	if any U.S. Participant to whom an ISO is to be granted under the Plan at the time of the grant of such ISO is the owner of shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Corporation, then the following special provisions shall be applicable to the ISO granted to such individual:
(i)	the Option Price (per share) subject to such ISO shall not be less than one hundred ten percent (110%) of the fair market value of one Common Share at the time of grant; and

(ii)	for the purposes of this Section 2.4(d)(ii) only, the exercise period shall not exceed five (5) years from the date of grant;
(e)	no ISO may be granted hereunder to a U.S. Participant following the expiration of ten (10) years after the date on which this Plan is adopted by the Corporation or the date on which the Plan is approved by the shareholders of the Corporation, whichever is earlier; and

(f)	no ISO granted to a U.S. Participant under the Plan shall become exercisable unless and until the Plan shall have been approved by the shareholders of the Corporation.
2.5	Incorporation of Terms of Stock Option Plan
Subject to specific variations approved by the Board (or, in the case of Options granted under section 1.3(c), subject to the provisions of section 1.3(c), the Chief Executive Officer of the Corporation at the time of the grant of such Option), all terms and conditions set out herein will be deemed to be incorporated into and form part of each Option granted under this Stock Option Plan.
2.6	Merger of Amended 1998 Incentive Stock Option Plan
The Amended 1998 Incentive Stock Option Plan of the Corporation shall be deemed to be merged herein, such that all Options outstanding under the Amended 1998 Incentive Stock Option Plan of the Corporation shall be deemed to be outstanding under the Plan to the same extent as if they were originally granted hereunder, and shall be governed hereby and entitled to all of the benefits and obligations herein.

SCHEDULE A
OPTION CERTIFICATE
This Certificate is issued pursuant to the provisions of the Cardiome Pharma Corp. (the “Corporation”) Amended Incentive Stock Option Plan (the “Plan”) and evidences that                           is the holder of an option (the “Option”) to purchase up to             common shares (the “Shares”) in the capital stock of the Corporation at a purchase price of $            per Share. Subject to the provisions of the Plan, the expiry date of this Option is                 (the “Expiry Date”).
Other Restrictions
The Option will vest as follows:
                immediately upon grant, allowing the holder of the Option to purchase up to                 Shares at the specified purchase price;
      % on the first anniversary of the date of grant, allowing the holder of the Option to purchase                 Shares at the specified purchase price;
      % on the second anniversary of the date of grant, allowing the holder of the Option to purchase                 Shares at the specified purchase price;
      % on the third anniversary of the date of grant, allowing the holder of the Option to purchase                 Shares at the specified purchase price; and
Other than as disclosed above, this Option may be exercised at any time up to 4:00 p.m. (Vancouver time) on the Expiry Date, by delivering to the Administrator of the plan an Exercise Notice, in the form provided in the Plan, together with this Certificate and a cheque or bank draft payable to Cardiome Pharma Corp. in an amount equal to the aggregate of the Exercise Price of the Shares in respect of which this Option is being exercised.
This Certificate and the Option evidenced hereby is not assignable, transferable or negotiable and is subject to the detailed terms and conditions contained in the Plan. This Certificate is issued for convenience only and in the case of any dispute with regard to any matter in respect hereof, the provisions of the Plan and the records of the Corporation shall prevail.
DATED:
CARDIOME PHARMA CORP.

Per:
(authorized signatory)

SCHEDULE B
EXERCISE NOTICE

To:	The Administrator, Stock Option Plan Cardiome Pharma Corp. 6190 Agronomy Road, Vancouver, B.C. V6T 1Z3
The undersigned hereby irrevocably gives notice, pursuant to the Cardiome Pharma Corp. (the “Corporation”) Amended Incentive Stock Option Plan (the “Plan”), of the exercise of the Option to acquire and hereby subscribes for (cross out applicable item):
(a)	all of the Shares; or

(b)	of the Shares which may be purchased under the Option.
Calculation of total Exercise Price:
(i)	number of Shares to be acquired on exercise: Shares

(ii)	times the exercise price per Share: $
TOTAL EXERCISE PRICE, enclosed herewith:$
The undersigned tenders herewith a cheque or bank draft (circle one) in the amount of $                     payable to Cardiome Pharma Corp. in an amount equal to the total exercise price for the Shares being purchased, as calculated above, and directs the Corporation to issue the share certificate evidencing the Shares in the name of the undersigned to be mailed to the undersigned at the following address:

DATED the ___day of                     , ___

Signature of Witness	Signature of Participant

Name of Witness (please print)	Name of Participant (please print)